Exhibit 2


                      RESTRUCTURING AND OVERRIDE AGREEMENT

                  Restructuring and Override Agreement, dated as of December 30, 1997 (the "Agreement"), by and among Varde Partners, Inc., a Delaware corporation ("Varde"), Pride Companies, L.P., a Delaware limited partnership ("Pride"), Pride Refining, Inc., a Texas corporation ("MGP"), as the managing general partner of Pride and Pride SGP, Inc., a Texas corporation ("SGP"), as the special general partner of Pride. Capitalized terms used herein but not otherwise defined herein shall have the meaning set forth in the Credit Agreement (as hereinafter defined).


                              W I T N E S S E T H :

                  WHEREAS, pursuant to a certain Fifth Restated and Amended Credit Agreement, dated as of August 13, 1996 (as amended by the First through Sixth Amendments thereto, the "Original Credit Agreement"), by and among Pride, NationsBank of Texas, N.A. ("NationsBank"), Bank One, Texas, N.A. ("Bank One") and the guarantors described therein, Pride has, among other things, outstanding Term Loans and Revolving Loans (as defined therein) owing to NationsBank and Bank One in the amounts set forth on Schedule I;

                  WHEREAS, pursuant to a certain Note Agreement, dated as of August 13, 1996 (as amended by three subsequent amending Agreements, the "Original Note Agreement"), Pride has issued the Series A Notes, the Series B Notes and the Series C Notes (as defined therein, and collectively, the "Convertible Notes") to NationsBank and Bank One in the amounts set forth on
Schedule I;

                  WHEREAS, but for the transactions described in this Agreement, Pride's obligations under the Term Loans, the Revolving Loans and the Convertible Notes would have either (i) become due and payable by the terms thereof or (ii) by virtue of defaults, been accelerated by NationsBank or Bank One;

                  WHEREAS, Pride, MGP, SGP and Varde desire to enter into this Agreement and to consummate the transactions contemplated hereby in order to maximize the value of Pride for its benefit and for the benefit of its creditors and owners;

                  WHEREAS, in view of the circumstances described above, Varde and NationsBank have entered into an Assignment Agreement, dated November 24, 1997, and Varde and Bank One have entered into a second Assignment Agreement, also dated November 24, 1997 (together, the "Assignment Agreements"), pursuant to which NationsBank and Bank One agreed to sell, and Varde agreed to buy, subject to the terms and conditions thereof, all of NationsBank's and Bank One's right, title and interest in, to, under and relating to the Term Loans, the Convertible Notes and the Revolving Loans (the "Original Debt");

                  WHEREAS, Pride, MGP, SGP and Varde have agreed to enter into this Agreement and to consummate the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

                  NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1.       Stage 1 Restructuring.

                           1.1      Stage 1 Transactions.  Each of Pride, MGP,
SGP and Varde hereby acknowledges, and agrees and consents to all of the transactions described in this Section 1.1 (the "Stage 1 Transactions"). Each of Pride, MGP, SGP and Varde acknowledges and agrees that the respective obligations of the parties hereto to consummate each Stage 1 Transaction, is conditioned upon the occurrence of each of the other Stage 1 Transactions and upon the satisfaction of the Stage 1 Closing Conditions (as hereinafter defined) which are for its benefit.

                           (a)     Immediately upon Varde's acquisition of the
Original Debt from NationsBank and Bank One, Varde will hold the following:


                                Principal Amounts
                                -----------------


Term Loans                                                 $ 22,046,000

Series A Notes                                             $  2,500,000

Series B Notes                                             $  9,321,851

Series C Notes                                             $  5,000,000

Revolving Loans                                            $  6,907,000

                           (b)      The parties hereby agree that immediately
upon Varde's acquisition of the Original Debt, the "Refinancing Trigger Date" (as defined in the Original Note Agreement) will be deemed to have occurred, and in accordance with the terms of such Original Note Agreement, the Convertible Notes shall automatically convert as follows:


                       Principal Amounts or Stated Values
                       ----------------------------------

     Before the Conversion                           After the Conversion
     ---------------------                           --------------------

Series A Notes         $2,500,000          Series A Unsecured Note    $2,500,000

Series B Notes         $9,321,851          Series B Units             $9,321,851

Series C Notes         $5,000,000          Series C Units             $5,000,000

The terms of the Series B Units and the Series C Units shall be as set forth in their respective Certificates of Designations, attached hereto as Exhibit A.

                           (c)      Concurrently with Varde's acquisition of the
Original Debt, the Seventh Amendment to the Fifth Restated and Amended Credit Agreement, dated as of December 30, 1997 and attached hereto as Exhibit B, shall be executed and delivered by Pride and Varde, increasing the aggregate amount outstanding under the Revolver Commitment to $14,900,000.

                           (d)      Concurrently with Varde's acquisition of the
Original Debt, the Term Loans and the Revolving Loans shall be restructured as follows:


                       Principal Amounts or Stated Values
                       ----------------------------------


       Before Restructuring                            After Restructuring
       --------------------                            -------------------

Term Loans         $ 22,046,000                    Series A Term    $ 20,000,000
                                                   Loans

Revolving Loans    $ 14,900,000                    Series B-1 Term  $  6,000,000
                                                   Loans

                                                   Series B-2 Term  $    500,000
                                                   Loans

                                                   Series B-3 Term  $  3,000,000
                                                   Loans

                                                   Series C Term    $  4,688,924
                                                   Loans

                                                   Series D Units   $  2,757,076


The terms of the Series D Units shall be as set forth in its Certificate of Designations, attached hereto as Exhibit C.

                           (e)      The Sixth Restated and Amended Credit
Agreement, dated as of December 30, 1997 (the "Credit Agreement," and attached hereto as Exhibit D) by and among Pride, Varde and the guarantors described therein, together with the ancillary documents set forth therein and required to be executed concurrently therewith (collectively, the "Loan Documents"), shall be entered into, reflecting the new credit and financing arrangements described in Sections 1.1(b), (c) and (d) above.

                           (f)      Varde shall reduce the aggregate annual
interest and dividend cash payment owed to it by Pride with respect to the Outstanding Securities (as hereinafter defined), other than the Series A Term Loans, to $1,090,000, and Pride shall pay such amount annually in cash as interest and distribution payments on the Outstanding Securities other than the Series A Term Loans. Subject to Section 1.4(f), the amount of interest and dividends in excess of this amount shall be accrued and paid in kind (as hereinafter defined) in the following manner: First, the cash payment shall be applied in the following order: Series B-1 Term Loans, Series B-2 Term Loans, Series B-3 Term Loans, Series C Term Loans, Series A Unsecured Note, Series B Units, Series C Units and Series D Units (or the New Preferred Unit A, the New Preferred Unit B and the New Preferred Unit C, in the event the Stage 3 Transactions (as hereinafter defined) have been effected). Then, subject to
Section 1.4(f), the distribution shall be paid in kind on the remaining securities as to which the interest or dividend was not paid in full in cash.

                           As used herein, "paid in kind," when used in
reference to any distribution payable with respect to any of the Outstanding Securities (as hereinafter defined), means payment of the distribution by issuance of (i) additional notes in the principal amount equal to the dollar amount of accrued but unpaid interest or (ii) additional number of Units (as hereinafter defined) with an aggregate Stated Value (as hereinafter defined) equal to the dollar amount of accrued and unpaid dividends. Units issued as distributions payable in kind shall be duly authorized and validly issued and, upon issuance, shall have rights (including without limitation distribution, voting, conversion and redemption rights) identical to the outstanding Units in respect of which they are issued.

                           As used herein, "Unit" or "Units" refers to the
preferred limited partnership units of Pride. As of the Stage 1 Closing, Pride shall have the Series B Units, the Series C Units, and the Series D Units, each with a stated value per Unit of $1,000 (the "Stated Value").

                           1.2      Closing. The closing of the Stage 1
Transactions (the "Stage 1 Closing") shall take place at the office of Ropes & Gray in New York, New York, at 10:00 A.M., local time, on December 30, 1997 (the "Stage 1 Closing Date").

                           1.3      Closing Conditions. The obligations of each
party hereto to consummate the Stage 1 Transactions are subject to the satisfaction, or waiver, on or before the Stage 1 Closing, of the following conditions (the "Stage 1 Closing Conditions"):

                           (a)      For the benefit of all parties:

                                    (i)     Varde shall have acquired the Term
Loans, the Convertible Notes and the Revolving Loans from NationsBank and Bank One, pursuant to the Assignment Agreements.

                                    (ii)    The Credit Agreement and the Loan
Documents shall have been duly executed and delivered and be in full force and effect, and no Default or Event of Default (as defined therein) shall have occurred and be continuing thereunder.

                                    (iii)   The Revolving Credit and Term Loan
Agreement, dated as of December 30, 1997 (the "BankBoston Agreement," and attached hereto as Exhibit E), by and among Pride, BankBoston, N.A. ("BankBoston") and the other parties thereto, pursuant to which BankBoston shall provide $86,000,000 in total aggregate facilities in the forms of (i) a secured letter of credit and revolving credit facility and (ii) a secured term loan, shall have been duly executed and delivered and be in full force and effect, and no Default or Event of Default (as defined therein) shall have occurred and be continuing thereunder.

                                    (iv)    All permits, approvals, consents and
filings required to be obtained or made by any of the parties with respect to this Agreement, the Credit Agreement, the Loan Documents or the BankBoston Agreement, or the transactions contemplated hereby or thereby, shall have been obtained and be in full force and effect.

                                    (v)     No injunction, writ, temporary
restraining order, decree or any order of any nature shall have been issued by any court or other governmental authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

                                    (vi)    The Agreement of Pride SGP, dated as
of August 13, 1996, by and between SGP and Pride, shall have been duly amended and restated as the Pride SGP Equity Conversion Agreement, attached hereto as Exhibit F, and be in full force and effect.

                           (b)      For the benefit of Varde:

                                    (i)     Pride shall have issued and
delivered to Varde the Series A Unsecured Note, attached hereto as Exhibit G, and no default or event of default shall have occurred and be continuing in respect of the Series A Unsecured Note.

                                    (ii)    Pride shall have delivered to Varde
duly authorized and validly issued Series B Units, Series C Units and Series D Units in the aggregate Stated Values set forth in Sections 1.1(b) and 1.1(d).

                                    (iii)   Varde shall have acquired all of
NationsBank's and Bank One's right, title and interest in to, under and relating to the two Warrants to Purchase Common Units, each dated as of December 31, 1996, issued to NationsBank and Bank One, respectively.

                                    (iv)    The Registration Rights and Transfer
Restriction Agreement, dated as of December 31, 1996, by and among Pride, NationsBank and Bank One, and relating to the Series B Units and the Series C Units shall have been duly amended and restated as the Amended and Restated Registration Rights Agreement (the "Amended and Restated Registration Rights Agreement," and attached hereto as Exhibit H), and be in full force and effect.

                                    (v)     A new Registration Rights Agreement,
dated as of December 30, 1997 (the "Registration Rights Agreement," and attached hereto as Exhibit I), by and between Pride and Varde, and relating to the New Preferred Unit B and the New Preferred Unit C, shall have been duly executed and delivered and be in full force and effect.

                                    (vi)    The representations and warranties
of Pride, MGP and SGP contained in this Agreement, the Credit Agreement, the Loan Documents and the BankBoston Agreement, shall be true and correct on and as of the Stage 1 Closing Date, with the same force and effect as though made on and as of the Stage 1 Closing Date. Each of Pride, MGP and SGP shall have performed and complied with all covenants and conditions required by this Agreement, the Credit Agreement, the Loan Documents and the BankBoston Agreement to be performed or complied with by such party on or prior to the Stage 1 Closing Date.

                                    (vii)   No claims shall be pending or, to
the knowledge of Varde, be threatened to restrain or prohibit, or to obtain damages or a discovery order in respect of this Agreement, the Credit Agreement, the Loan Documents or the BankBoston Agreement, or the transactions contemplated hereby or thereby.

                                    (viii)  There shall have been no material
adverse change to the business, condition (financial or otherwise), management, assets, properties, income or prospects of Pride since September 30, 1997.

                                    (ix)    All actions and proceedings
hereunder, and all documents required to be delivered hereunder or in connection with the consummation of the Stage 1 Transactions and all other related matters, shall be reasonably acceptable to counsel to Varde, as to their form and substance.

                                    (x)     Opinion of Andrews & Kurth L.L.P.,
counsel to Pride, addressed to Varde, shall have been delivered to Varde in form and substance satisfactory to Varde.

                           (c)      For the benefit of Pride:

                                    (i)     Varde shall have delivered the
Convertible Notes marked "canceled" to Pride.

                                    (ii)    The representations and warranties
of Varde contained in this Agreement, the Credit Agreement and the Loan Documents shall be true and correct on and as of the Stage 1 Closing Date, with the same force and effect as though made on and as of the Stage 1 Closing Date. Varde shall have performed and complied with all covenants and conditions required by this Agreement, the Credit Agreement and the Loan Documents to be performed or complied with by it on or prior to the Stage 1 Closing Date.

                                    (iii)   No claims shall be pending or, to
the knowledge of Pride, MGP or SGP, be threatened to restrain or prohibit, or to obtain damages or a discovery order in respect of this Agreement, the Credit Agreement, the Loan Documents or the BankBoston Agreement, or the transactions contemplated hereby or thereby.

                                    (iv)    All actions and proceedings
hereunder, and all documents required to be delivered hereunder or in connection with the consummation of the Stage 1 Transactions and all other related matters, shall be reasonably acceptable to counsel to Pride, as to their form and substance.

                                    (v)     Opinion of counsel to Varde,
addressed to Pride, shall have been delivered to Pride in form and substance satisfactory to Pride.

                           1.4      Covenants.

                           (a)      Any proceeds (the "DFSC Proceeds") received
by Pride in connection with a certain Proposal for Additional Compensation, dated October 24, 1994, from Pride to the Defense Fuel Supply Center, shall be applied as follows: (x) the first $6,000,000 (or, if less, all of such proceeds) to reduce the Series A Term Loan, (y) the next $5,000,000 to ratably reduce each of the respective Series B Term Loans or if applicable, redeem the New Preferred Unit A held by Varde provided, however, that funds applied to the redemption of New Preferred Unit A as provided herein shall be so applied with respect to the initial Stated Value of the New Preferred Units being redeemed and any portion of the Redemption Price of such Units attributable to adjustments to Stated Value shall be paid out of other funds of Pride, and (z) the remainder, if any, shall be paid (i) two-thirds to Pride and (ii) one-third to Varde in immediately available funds, no later than two Business Days after Pride's receipt thereof. To the extent, if any, required by clause (ii) of Section 4.3.5 of the BankBoston Agreement, any amount paid to Varde under clause (z)(ii) of this
Section 1.4(a) shall be applied as set forth in such section.

                           (b)      Each of Pride and MGP agree to use its best
efforts to have the Board of Directors of MGP approve, as soon as practicable after the date hereof, the election to the Board of Directors of the Managing General Partner of the Company of one additional director (the "Series B and C Director") of the Managing General Partner (out of a total Board of Directors consisting of nine directors) who is a principal of Varde or who is designated by Varde and acceptable to the Managing General Partner if: no holder of Series B Units, Series C Units or Series D Units (or any Affiliate of such a holder) holds, directly or indirectly, any debt of the Company (other than the Series A Term Loans, the Series B Term Loans, the Series C Term Loans and the Series A Unsecured Note), and (i) the Company shall have failed to pay in full in cash the amounts required to be paid per annum under
Section 1.1(f) of this Agreement for six quarterly distribution periods (whether or not consecutive), or (ii) the Company shall have failed to redeem in full for cash all outstanding Series B Units, Series C Units or Series D Units on or before any date on which such redemption is required, or (iii) the Company shall have defaulted in the performance of any of its covenants or agreements contained in the Partnership Agreement or the respective Certificates of Designations with respect to the Series B Units, Series C Units or Series D Units. If such approval is obtained, appropriate amendments shall be made to the certificates of designations and appropriate voting agreements with the stockholders shall be executed and delivered.

                           (c)      At any time on or prior to the third
anniversary of the Stage 1 Closing Date, Pride or certain members of Pride's management designated in writing by Pride (the "Designated Management") shall have the right (the "Call Option"), upon not less than thirty Business Days written notice (the "Call Notice") to Varde, to require Varde to sell all, but not less than all, of its interest in all of the securities acquired in connection with the Stage 1 Closing (including all of the securities into which the initially acquired securities have been converted pursuant to the Stage 3 Transactions (as hereinafter defined)) and all securities issued as payments in kind with respect to such initially acquired securities (collectively, the "Outstanding Securities"). The closing of this sale and purchase (the "Option Closing") shall take place thirty Business Days (as hereinafter defined) after receipt of the Call Notice by Varde, and any exercise by Pride or the Designated Management of the Call Option shall become irrevocable once exercised. The exercise price (the "Exercise Price") for the Call Option shall be, as of any date, set at an amount such that the Exercise Price will produce the sum of (i) all amounts outstanding under the Series B-2 Term Loans (including all accrued interest thereon and other amounts payable with respect thereto) plus (ii) a 40% IRR (as hereinafter defined) to Varde, subject to a minimum Exercise Price of $7,500,000 plus the cost to Varde of acquiring the Outstanding Securities then subject to the Call Option. The Exercise Price shall be paid by Pride to Varde at the Option Closing by wire transfer in immediately available funds. In exchange, Varde shall deliver the securities with respect to which the Call Option has been exercised to Pride or Designated Management, without any representations or warranties other than its ownership thereof free and clear of any lien or other encumbrance, which securities shall be taken subject to Pride Management's (as hereinafter defined) interest therein as set forth in the Management Agreements (as hereinafter defined). Notwithstanding the foregoing, Pride or the Designated Management may exercise the Call Option only with respect to the Outstanding Securities other than the Series B-2 Term Loans, in which event the Exercise Price shall exclude clause (i) of the definition thereof and the Series B-2 Term Loans shall remain outstanding after such exercise.

                           As used herein, "Business Day" means any day other
than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

                           As used herein, "IRR" means a compounded internal
rate of return derived by taking into account (i) the $29,000,000, representing the amount invested in Pride by Varde in respect of the Outstanding Securities other than the Series B-2 Term Loans, (ii) the amount of any interest or dividend payments, or other distributions on the Outstanding Securities, as the case may be, received by Varde on such Outstanding Securities (as of the dates received), (iii) the amount of any proceeds received by Varde upon the cancellation or redemption prior to any date of determination of its IRR of all or any portion of such Outstanding Securities (as of the dates received) and
(iv) without duplication, the amount of any DFSC Proceeds received by Varde in accordance with clause (z)(ii) of Section 1.4(a) hereof. The determination of Varde's IRR shall be made by Varde in accordance with the provisions hereof and shall be conclusive and binding on Pride in the absence of manifest error.

                           As used herein, "Pride Management" means those
certain members of the management of Pride, designated by Pride, who are parties to the Management Agreements (as hereinafter defined).

                           As used herein, "Management Agreements" means the
Assignment Agreements by and between Varde and each member of Pride Management, a form of which is attached hereto as Exhibit J.

                           (d)      Varde agrees, upon the execution and
delivery to Varde of each of the Notes, the Security Agreements and the Employment Agreements (each as defined in the Management Agreements, forms of which are attached hereto as Exhibit K), and a legal opinion from Andrews & Kurth L.L.P. in form and substance satisfactory to Varde, to execute and deliver the Management Agreements.

                           (e)      Pride agrees not to modify, rescind or amend
any Employment Agreement without the prior written consent of Varde.

                           (f)      Pride agrees to cooperate with Varde to
ensure that the holder of the Outstanding Securities is entitled to preferential distributions which will not be taxable to such holder if such preferential distributions are not paid in cash and that such preferential distributions will not be characterized as "guaranteed payments" for purposes of the Internal Revenue Code of 1986, as amended. Pride may accomplish the intent of this
Section 1.4(f) by amending the Outstanding Securities or exchanging the Outstanding Securities for new securities that have identical terms and conditions to those for which they are exchanged other than changes necessary to accomplish the intent of this section. In connection with such cooperation, Pride will take into account the benefit to the holder of the Outstanding Securities contemplated by this section and any adverse impact on Pride and its partners and will use its reasonable efforts to give effect to the intent of this Section 1.4(f) unless the tax benefits to the holder of the Outstanding Securities realizable on a current cash basis are not greater than the tax detriment, if any, to Pride and its partners on a current cash basis. Pride agrees that the inability to take a deduction for guaranteed payments shall not be considered a tax detriment. Varde acknowledges that certain actions that may be taken in connection with herewith may require the approval of Pride's Unitholders (as hereinafter defined).

                  2. Stage 2 Restructuring.

                           2.1      Stage 2 Transactions. Each of MGP, Pride,
SGP and Varde hereby acknowledges, agrees and consents to the transaction described in this Section 2.1 (the "Stage 2 Transactions"). Each of Pride, MGP, SGP and Varde acknowledges and agrees that the respective obligations of the parties hereto to consummate each Stage 2 Transaction, is conditioned upon the satisfaction of the Stage 2 Closing Conditions (as hereinafter defined) which are for its benefit:

                           (a)      Pride shall repay in full, all of the
outstanding amounts under the Series A Term Loans, beginning with all accrued interest thereon and any other amounts payable with respect thereto.

                           2.2      Closing. The closing of the Stage 2
Transactions (the "Stage 2 Closing") shall take place simultaneously with the satisfaction of the Stage 2 Closing Conditions under Section 2.3(b)(i) below.

                           2.3      Closing Conditions. The obligations of each
party hereto to consummate the Stage 2 Transactions are subject to the satisfaction, or waiver, on or before the Stage 2 Closing, of the following conditions (the "Stage 2 Closing Conditions"):

                           (a)      For the benefit of all parties:

                                    (i)     The Stage 1 Transactions shall have
been consummated.

                                    (ii)    A third-party lender (including, but
not limited to, BankBoston) acceptable to Pride and Varde shall have provided sufficient financing to enable Pride to repay the full outstanding balance under the Series A Term Loans, including all accrued interest thereon and any other amounts payable with respect thereto (collectively, the "Series A Term Loan Repayment Amount").

                                    (iii)   All permits, approvals, consents and
filings required to be obtained or made by any of the parties with respect to the Stage 2 Transactions shall be obtained and be in full force and effect.

                           (b)      For the benefit of Varde:

                                    (i)     Varde shall have received by wire
transfer, in immediately available funds, the Series A Term Loan Repayment
Amount.

                                    (ii)    All actions and proceedings
hereunder, and all documents required to be delivered hereunder or otherwise in connection with the consummation of the Stage 2 Transactions and all other related matters, shall be reasonably acceptable to counsel to Varde as to their form and substance.

                           (c)      For the benefit of Pride:

                                    (i)     Pride shall have received the Series
A Term Note marked canceled or the Series A Term Loans shall have been assigned to the new third party lender.

                                    (ii)    All actions and proceedings
hereunder, and all documents required to be delivered hereunder or in connection with the consummation of the Stage 2 Transactions and all other related matters, shall be reasonably acceptable to counsel to Pride as to their form and substance.

                           2.4      Covenants. Pride and MGP hereby jointly and
severally covenant and agree with Varde, subject to no condition other than the consummation of the Stage 1 Transactions, that:

                           (a)      The supply contract, by and between Pride
and Texaco Trading and Transportation, Inc., a Delaware corporation (the "Texaco Supply Contract") shall be in full force and effect as of the date hereof, and each of Pride, MGP and SGP shall use reasonable efforts to achieve all operational prerequisites for receiving product under the Texaco Supply Contract as promptly as practicable, but no later than March 31, 1998.

                           (b)      Each of Pride and MGP shall use reasonable
efforts to cease operations of Pride's refinery located in Jones County, Texas and provide a written confirmation of the same to Varde by June 30, 1998.

                           (c)      Each of Pride and MGP shall use its
reasonable best efforts to satisfy all of the conditions set forth in Article 5 of the BankBoston Agreement which must be satisfied in order to effect the Stage 2 Transaction.

                  3. Stage 3 Restructuring.

                           3.1      Stage 3 Transactions. Each of Pride, MGP,
SGP and Varde hereby acknowledges, and agrees and consents to all of the transactions described in this Section 3.1 (the "Stage 3 Transactions"). Each of Pride, MGP, SGP and Varde acknowledges and agrees that the respective obligations of the parties hereto to consummate each Stage 3 Transaction, is conditioned upon the occurrence of each of the other Stage 3 Transactions and upon the satisfaction of the Stage 3 Closing Conditions (as hereinafter defined) which are for its benefit.

                           (a)      Varde agrees to exchange the Outstanding
Securities for the following:

                       Principal Amounts or Stated Values

Before the Exchange                                         After the Exchange
Series B Term Loans             $9,500,000.00               New Preferred Unit A            $9,500,000.00

Series C Term Loans             $4,688,924.00               New Preferred Unit B            $2,500,000.00

Series A Unsecured              $2,500,000.00               New Preferred Unit C            $2,500,000.00
Note

Series B Units                  $9,321,851.00

Series C Units                  $5,000,000.00

Series D Units                  $2,757,076.00


                           (b)      The terms of the New Preferred Unit A and
the New Preferred Unit C (together with the New Preferred Unit B, collectively, the "New Preferred Units") shall be substantially the same as the terms of the New Preferred Unit B, the Form of Certificate of Designations of which is attached hereto as Exhibit L, with the following exceptions:

                                    (i)     The New Preferred Unit B shall rank
junior to the New Preferred Unit A, and the New Preferred Unit C shall rank junior to the New Preferred Unit A and the New Preferred Unit B, as to distributions or upon liquidation, dissolution or winding up.

                                    (ii)    Each series of New Preferred Units
shall vote as a separate class.

                                    (iii)   The dividend rates per annum on the
New Preferred Units shall be as follows:

                                             Percentage of
                                             Stated Value
                                             ------------

New Preferred Unit A                              12%
New Preferred Unit B                               5%
New Preferred Unit C                               5%

Except as provided in Section 1.1(f) above, all distributions shall be paid solely in cash.

                                    (iv)    The New Preferred Units shall be
convertible into the Common (as hereinafter defined) at such a conversion price determined on the basis of the total number of Common outstanding as of the Stage 3 Closing Date, calculated on a fully diluted basis. If all of the outstanding New Preferred Units are converted into the Common on the Stage 3 Closing Date, they shall result in the following percentages of the total number of Common outstanding (on a fully diluted basis):

                                             Percentage of
                                                Common
                                                ------

New Preferred Unit A                             None
New Preferred Unit B                              10%
New Preferred Unit C                              42%

                           As used herein, the "Common" refers to the common
limited partnership units of Pride.

                           (c)      In the event the Stage 2 Transactions have
not occurred, but the Stage 3 Transactions do take place, the dividend rates and the conversion features of the New Preferred Units shall be as follows:

                                            Dividend                 Conversion
                                            --------                 ----------

New Preferred Unit A                           12%                      None
New Preferred Unit B                            5%                      10%
New Preferred Unit C                            5%                      50%

The interest rates on the outstanding Series A Term Loans shall be as set forth in the Credit Agreement.

                           3.2      Closing. The closing of the Stage 3
Transactions (the "Stage 3 Closing") shall take place as soon as practicable, subject to the satisfaction of the Stage 3 Closing Conditions, but in any event no later than such date (the "Stage 3 Closing Date") that is no later than ten Business Days after the Unitholder approval has been obtained pursuant to
Section 3.4(a) below.

                  As used herein, "Unitholder" refers to the holders of Pride's Series B Units, Series C Units and the Common.

                           3.3      Closing Conditions. The obligations of each
party hereto to consummate the Stage 3 Transactions are subject to the satisfaction, or waiver, on or before the Stage 3 Closing, of the following conditions (the "Stage 3 Closing Conditions"):

                           (a)      For the benefit of all parties:

                                    (i)     The Stage 1 Transactions shall have
been consummated.

                                    (ii)    Pride shall have obtained the
approval of its Unitholders for the exchange of the Outstanding Securities for the New Preferred Units.

                                    (iii)   Pride shall have obtained the
approval of the New York Stock Exchange and any other required regulatory authority for the exchange of the Outstanding Securities for the New Preferred Units.

                                    (iv)    The Second Amended and Restated
Agreement of Limited Partnership of Pride Companies, L.P. shall be amended in connection with the issuance of the New Preferred Units with such amended terms and conditions satisfactory to Pride and Varde.

                           (b)      For the benefit of Varde:

                                    (i)     The Stage 3 Closing shall have
occurred on or before October 1, 1999.

                                    (ii)    Pride shall have delivered to Varde
duly authorized and validly issued New Preferred Unit A, New Preferred Unit B and New Preferred Unit C in the aggregate Stated Values set forth in Section 3.1(a). The terms of the New Preferred Units shall be as set forth in this Agreement and in their respective Certificates of Designations, a form of which is attached hereto as Exhibit L.

                                    (iii)   The representations and warranties
of Pride, MGP and SGP contained in this Agreement (including, without limitation, each of the representations and warranties contained in Section 4.1 of this Agreement) shall be true and correct on and as of the Stage 3 Closing Date, with the same force and effect as though made on and as of the Stage 3 Closing Date. Each of Pride, MGP and SGP shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by such party on or prior to the Stage 3 Closing Date.

                                    (iv)    There shall have been no material
adverse change to the business, condition (financial or otherwise), management, assets, properties, income or prospects of Pride since September 30, 1997.

                                    (v)     The Credit Agreement, the Loan
Documents and the BankBoston Agreement continue to be in full force and effect, and no default or event of default shall have occurred and be continuing thereunder (including, without limitation, under Sections 8.1(h) and 8.1(i) of the Credit Agreement and Section 8.1.10 of the BankBoston Agreement).

                                    (vi)    Pride shall not be a party to any
agreement involving a merger, consolidation or sale of any substantial portion of the assets of Pride or have announced a recapitalization. For the purposes of this

Section 3.3(b)(vi), any line of business of Pride shall be deemed to constitute a substantial portion of the assets of Pride.

                                    (vii)   Opinion of Andrews & Kurth L.L.P.
counsel to Pride, addressed to Varde, shall have been delivered to Varde in form and substance satisfactory to Varde.

                           (c)      For the benefit of Pride:

                                    (i)     Varde shall have delivered to Pride
the Series B Term Loans, the Series C Term Loans, the Series A Unsecured Note and the Series B Units and the Series C Units marked "canceled."

                                    (ii)    The representations and warranties
of Varde contained in this Agreement shall be true and correct on and as of the Stage 3 Closing Date, with the same force and effect as though made on and as of the Stage 3 Closing Date. Varde shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Varde on or prior to the Closing Date.

                           3.4      Covenants.

                           (a)      Pride agrees to use its best efforts to
solicit the consents of its Unitholders in order to effect the Stage 3 Transactions. Pride agrees, prior to October 1, 1999, to cause a meeting or solicitation of the Unitholders to be duly called or made, for the purpose of voting on or soliciting the approval of the Stage 3 Transactions. The general partners of Pride shall recommend the approval and adoption of the Stage 3 Transactions submitted to the Unitholders. In connection with the Unitholder Meeting, Pride: (i) shall promptly prepare and file with the Securities and Exchange Commission ("SEC"), in accordance with the Securities Exchange Act of 1934 (the "Exchange Act"), a consent solicitation (the "Consent Solicitation"), which, when filed, shall contain all of the information required to be set forth therein by the applicable provisions of the Exchange Act; (ii) shall use all reasonable efforts to have the Consent Solicitation and/or any amendment or supplement thereto cleared by the SEC, and shall promptly as practicable thereafter mail such Consent Solicitation to its Unitholders; (iii) shall use all reasonable efforts to obtain the necessary approvals by its Unitholders of the Stage 3 Transactions; and (iv) shall otherwise comply with all legal requirements applicable to such a meeting of Unitholders.

                           (b)      Varde agrees to provide Pride with such
information relating to Varde which is required to be disclosed for the purpose of obtaining the consents of Pride's Unitholders.

                           (c)      Pride hereby agrees to comply with each of
the Additional Covenants set forth on Schedule II attached hereto.

                  4.       Representations and Warranties.

                           4.1      Pride, MGP and SGP hereby jointly and
severally represent and warrant to Varde as of the Stage 1 Closing Date, as follows:

                           (a)      Each of Pride, MGP and SGP is a limited
partnership or a corporation, respectively, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to execute and deliver this Agreement and all other agreements, instruments and documents (collectively, the "Related Documents") executed and delivered by it in connection herewith, and to consummate the transactions contemplated hereby and by the Related Documents, and has obtained all consents and approvals and made all registrations required to be made or obtained by it in connection herewith and therewith.

                           (b)      The execution, delivery and performance of
this Agreement and the Related Documents executed and delivered by Pride, MGP or SGP in connection herewith do not violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree, or determination presently in effect and having applicability to such party, (ii) any contract, indenture, mortgage, loan agreement, note, lease or other instrument by which Pride, MGP or SGP may be bound or to which any of the assets of such party is subject, or (iii) any provision of Pride's, MGP's or SGP's organizational documents, subject, in the case of the Stage 3 Transactions, to the approval of Pride's Unitholders.

                           (c)      Each of this Agreement and the Related
Documents to which Pride, MGP or SGP is a party constitutes the legal, valid and binding obligation of Pride, MGP and SGP, enforceable against Pride, MGP and SGP in accordance with its terms.

                           (d)      There are no, and after giving effect to the
transactions contemplated hereby there will not be, any actions, suits, proceedings, claims or disputes pending, or to the best knowledge of Pride, MGP or SGP, threatened, at law, in equity, in arbitration or before any governmental authority against Pride, MGP or SGP with respect to this Agreement, the Related Documents, or any of the transactions contemplated hereby or thereby.

                           (e)      No information disclosed to Varde by or on
behalf of Pride, MGP or SGP in connection with (i) the ability of Pride, MGP or SGP to perform its respective obligations as set forth in this Agreement, or
(ii) any other matter relating to the transactions contemplated hereby or by the Related Documents, contains any untrue statement of material fact or omits to state a material fact necessary in order to make such information taken as a whole, in light of the circumstances under which it was disclosed, not misleading.

                           (f)      There are 4,950,000 Common Units issued and
outstanding and 7,938,252 Common Units outstanding on a fully diluted basis.

                           (g)      Each of the Series B Units, Series C Units
and Series D Units will be duly authorized and validly issued, upon issuance pursuant to this Agreement, with all rights and privileges pertaining thereto set forth in their respective Certificate of Designations. Upon issuance, each of the New Preferred Units issued pursuant to the Stage 3 Transactions shall be duly authorized and validly issued.

                           (h)      The representations and warranties contained
in the Credit Agreement, the BankBoston Agreement and this Agreement are true and correct. No default or event of default has occurred and is continuing under the Credit Agreement or the BankBoston Agreement.

                           4.2      Varde's Representations. Varde hereby
represents and warrants as of the date hereof as follows:

                           (a)      Varde is a corporation duly organized,
validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to execute and deliver this Agreement and the Related Documents executed and delivered by it in connection herewith and to consummate the transactions contemplated hereby and by such Related Documents, and has obtained all consents and approvals and made all registrations required to be made by it in connection herewith and therewith.

                           (b)      The execution, delivery and performance of
this Agreement and the Related Documents executed and delivered by Varde in connection herewith do not violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree, or determination presently in effect and having applicability to Varde, (ii) any contract, indenture, mortgage, loan agreement, note, lease or other instrument by which Varde may be bound or to which any of the assets of Varde is subject or (iii) any provision of Varde's organizational documents.

                           (c)      This Agreement constitutes the legal, valid
and binding obligation of Varde, enforceable against Varde in accordance with its terms.

                           (d)      Varde is acquiring the Outstanding
Securities solely for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Outstanding Securities in violation of applicable securities laws. Varde understands that the Outstanding Securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws by reason of specific exemptions under the provisions thereof, the availability of which depend in part upon the bona fide nature of its investment intent and upon the accuracy of its representations made in this Section 4. Varde understands that Pride is relying in part upon the representations and agreements contained in this Section 4 for the purpose of determining whether this transaction meets the requirements for such exemptions.

                           (e)      Varde is an "accredited investor" as defined
in Rule 501(a) under the Securities Act.

                           (f)      Varde has such knowledge, skill and
experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Outstanding Securities.

                           (g)      Varde understands that the Outstanding
Securities are "restricted securities" under applicable federal securities laws, that the Securities Act and the rules promulgated thereunder provide in substance that it may dispose of the Outstanding Securities only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and that Pride has no obligation or intention to register any of the Outstanding Securities, or securities issuable upon conversion or exercise thereof, thereunder (except pursuant to the Amended and Restated Registration Rights Agreement and the Registration Rights Agreement).

                  5.       Indemnities.

                           Pride, MGP and SGP hereby jointly and severally agree
to indemnify and hold Varde and its agents, affiliates, and controlling persons, and each of their officers, partners, directors, and employees (collectively, the "Indemnitees"), harmless from and against any and all expenses (including, without limitation, reasonable attorneys' fees and disbursements), costs, losses, claims, damages or liabilities (collectively, "Losses") which are incurred by the Indemnitees or any of them, caused or in any way resulting from or relating to this Agreement, any of the Related Documents or in connection with any of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, no Indemnitee shall be indemnified for any Losses resulting from
(i) adverse market conditions or changes or (ii) the willful misconduct or gross negligence of such Indemnitee.

                  6.       Miscellaneous

                           6.1      Assignment. This Agreement and all of the
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Pride, MGP, SGP or any of their subsidiaries, except as provided in Section 1.4(c) hereof.

                           6.2      Notices. All notices, demands or other
communications between any of the parties hereto shall be in writing. Notices delivered personally or by telecopier shall be deemed received on the same Business Day if delivered personally or by telecopier before 3:00 p.m. (recipient's local time) on such day, and otherwise on the next Business Day. Any notice, demand or other communication so addressed to the relevant parties shall be deemed to have been received (i) if given or made by certified or registered mail, by hand delivery or by courier service, when actually delivered to the relevant address (and such location is open for business) and (ii) if given or made by facsimile, on the date that the communication is received by a responsible employee of the recipient in legible form (and being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine).


                                     All notices to Pride shall be given to:

                                     Pride Companies L.P.
                                     1209 North Fourth
                                     Abilene, Texas 79601
                                     Attention: Chief Executive Officer and
                                     General Counsel
                                     Tel: 915-674-8000
                                     Fax: 915-676-8792

                                     All notices to MGP shall be given to:

                                     Pride Refining, Inc.
                                     1209 North Fourth
                                     Abilene, Texas 79601
                                     Attention: Chief Executive Officer and
                                     General Counsel
                                     Tel: 915-674-8000
                                     Fax: 915-676-8792

                                     All notices to SGP shall be given to:

                                     Pride SGP, Inc.
                                     1209 North Fourth
                                     Abilene, Texas 79601
                                     Attention: Chief Executive Officer and
                                     General Counsel
                                     Tel: 915-674-8000
                                     Fax: 915-676-8792

                                     All notices to Varde shall be given to:

                                     Varde Partners, Inc.
                                     3600 West 80th Street
                                     Suite 225
                                     Minneapolis, Minnesota 55431
                                     Attention:  George G. Hicks
                                     Tel:  (612) 893-1554
                                     Fax:  (612) 893-9613

                                    With a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York 10019
                                    Attention: Kenneth M. Schneider
                                    Tel: (212) 373-3000
                                    Fax: (212) 757-3990

                           6.3      Termination. In the event the Stage 1
Closing does not occur on or prior to January 31, 1998, any party may immediately terminate this Agreement upon written notice to the other parties, and this Agreement shall become null and void and have no further force or effect. Notwithstanding anything to the contrary herein, this Section 6.3 and Sections 1.4(b), 2.4(d), 3.4(d) and 5 shall survive such termination and remain in full force and effect and any such termination shall not affect any obligation of any party which is due and remains unfulfilled (including, without limitation, any amounts due and unpaid under this Agreement or under any Related Document).

                           6.4      Final Integration. This Agreement, together
with the exhibits and schedules attached hereto and the Related Documents executed and delivered in connection herewith, shall serve as the final integration and expression of all agreements between Pride and any other party or parties with respect to the subject matter hereof, and any previous agreement, representation or warranty, whether oral or written, shall have no further force and effect.

                           6.5      Publicity. Except as may be required by
applicable law or the rules of any national securities exchange or national market, none of Pride, MGP or SGP shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement, any Related Document or any of the transactions contemplated hereby or thereby, without prior approval by Varde. If any announcement is required by law to be made by Pride, MGP or SGP, prior to making such announcement, Pride, MGP or SGP, as the case may be, will deliver a draft of such announcement to Varde and shall give Varde an opportunity to comment thereon.

                           6.6      Governing Law. The laws of the State of New
York (without regard to principles of conflict of laws that would cause the application of the laws of any other jurisdiction) shall govern the construction, interpretation and enforceability of this Agreement in any dispute, case or controversy arising in or under or related to or connected with this Agreement or the relationship between or among the parties hereto.

                           6.7      WAIVER OF JURY TRIAL. TO THE EXTENT NOT
PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT

(WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY OF THEM ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT, DUTY IMPOSED BY LAW OR OTHERWISE) IN ANYWAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR THE RELATIONSHIP ESTABLISHED HEREUNDER AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE HEREOF OR BEFORE OR AFTER THE PAYMENT OBSERVANCE AND PERFORMANCE IN FULL OF ANY OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS.

                           6.8      LIMITATION OF LIABILITY.  NO CLAIM MAY BE
MADE BY PRIDE, MGP OR SGP AGAINST VARDE OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR ATTORNEYS FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT OR DUTY IMPOSED BY LAW) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED AND RELATIONSHIPS ESTABLISHED BY THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH. EACH OF PRIDE, MGP AND SGP HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON SUCH CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

                           6.9      Survival of Representations. All
representations, warranties, covenants, disclaimers, acknowledgments and agreements made by the parties hereto shall be considered to have been relied upon by the parties hereto, and shall be true and correct as of the date hereof and as of the Stage 1 Closing Date and the Stage 3 Closing Date, and shall survive the execution, performance and delivery of this Agreement and all other documents contemplated hereby for a period of three years from the Stage 1 Closing Date.

                           6.10     Further Assurances. Each of the parties
hereto agrees to execute and deliver, or cause to be executed and delivered, all such instruments and to take all such action as the other party may reasonably request in order to effectuate the intent and purposes of and to carry out the terms of this Agreement and the transactions contemplated hereby.

                           6.11     Amendments. No amendment of any provision of
this Agreement shall be effective unless it is in writing and signed by Pride, MGP, SGP and Varde. No waiver of any provision of this Agreement nor consent to any departure by the parties therefrom, shall be effective unless it is in writing and signed by each of the other parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                           6.12     Headings. The headings of the Sections of
this Agreement are for information purposes only and do not constitute a part of this Agreement.

                           6.13     Expenses. Pride shall pay all of the actual
out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and disbursements) of Varde up to $250,000 arising out of, relating to or incidental to this Agreement and the transactions contemplated hereby, including the discussions, evaluations, negotiations and documentations of this Agreement and the transactions contemplated hereby plus all such expenses incurred in connection with Section 1.1 of the Management Agreements.

                           6.14     Counterparts. This Agreement may be executed
in counterparts, each of which when so executed shall be original but all such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement on the date first above written.

                              VARDE PARTNERS, INC.


                              By: /s/ George G. Hicks
                              -----------------------
                              Name: George G. Hicks
                              Title:    Vice President


                              PRIDE COMPANIES, L.P.

                              By: Pride Refining, Inc., Its Managing General Partner

                              By:/s/ Dave Caddell
                              -------------------
                              Name: Dave Caddell
                              Title:    Vice President


                              PRIDE REFINING, INC.

                              By:/s/ Dave Caddell
                              -------------------
                              Name: Dave Caddell
                              Title:    Vice President


                              PRIDE SGP, INC.

                              By:/s/ Dave Caddell
                              -------------------
                              Name: Dave Caddell
                              Title:    Vice President

                                   Schedule I

                                  Original Debt



Borrower:         Pride Companies, L.P.
Lenders:          NationsBank of Texas, N.A.
                  Bank One, Texas, N.A.


                                                              Amount Owed as of
Type of Loan                                                  December 30, 1997
------------                                                  -----------------
Term Loans                                                          $22,046,000

Series A Notes                                                      $ 2,500,000

Series B Notes                                                      $ 9,321,851

Series C Notes                                                      $ 5,000,000

Revolving Loans*                                                    $ 6,907,000


Total                                                               $45,774,851



*  Amount outstanding as of December 30, 1997

                                   Schedule II

                              Additional Covenants


                      1. Financial Statements and Reports. Each of Pride and its Subsidiaries shall maintain a system of accounting in which correct entries shall be made of all transactions in relation to their business and affairs in accordance with generally accepted accounting practice. The fiscal year of Pride and its Subsidiaries shall end on March 31, June 30, September 30 and December 31 in each year.

                              (a)   Annual Reports.  Pride shall furnish to
Varde as soon as available, and in any event within 90 days after the end of each fiscal year (or, if such 90th day is not a Business Day, the next succeeding Business Day), the audited Consolidated balance sheet of Pride and its Subsidiaries as at the end of such fiscal year, the Consolidated statements of income and Consolidated statements of changes in partners' equity and of cash flows of Pride and its Subsidiaries for such fiscal year (all in reasonable detail) and comparative figures for the immediately preceding fiscal year, all accompanied by:

                      (i) Reports of Ernst & Young LLP (or, if they cease to be
             auditors of Pride and its Subsidiaries, other independent certified public accountants of recognized national standing reasonably satisfactory to Varde), containing no material qualification, to the effect that they have audited the foregoing Consolidated financial statements in accordance with generally accepted auditing standards and that such Consolidated financial statements present fairly, in all material respects, the financial position of Pride and its Subsidiaries covered thereby at the dates thereof and the results of their operations for the periods covered thereby in conformity with GAAP.

                      (ii) Computations by Pride comparing the financial
             statements referred to above with the most recent budget for such fiscal year furnished to Varde in accordance with Section 6.1(d) of the Credit Agreement.

                      (iii) Calculations, as of the end of such fiscal year, of
             (i) the Accumulated Benefit Obligations for each Plan (other than Multiemployer Plans) and (ii) the fair market value of the assets of such Plan allocable to such benefits.

                      (iv) In the event of a change in GAAP after December 31,
             1997, computations by Pride, signed by a Financial Officer, reconciling the financial statements referred to above with the financial condition of Pride and its Subsidiaries as at the end of and for the year covered by such financial statements.

                      (v) In reasonable detail, management's discussion and
             analysis of the results of operations and the financial condition of Pride and its

             Subsidiaries as at the end of and for the year covered by such financial statements.

                              (b)   Quarterly Reports. Pride shall furnish to
Varde as soon as available and, in any event, within 45 days after the end of each of the first three fiscal quarters of Pride (or, if such 45th day is not a Business Day, the next succeeding Business Day), the internally prepared Consolidated balance sheet of Pride and its Subsidiaries as of the end of such fiscal quarter, the Consolidated statements of income, of changes in partners' equity and of cash flows of Pride and its Subsidiaries for such fiscal quarter and for the portion of the fiscal year then ended (all in reasonable detail) and comparative figures for the same period in the preceding fiscal year, all accompanied by:

                      (i) A certificate of Pride signed by a Financial Officer
             to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of Pride and its Subsidiaries covered thereby at the dates thereof and the results of their operations for the periods covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes.

                      (ii) Computations by the Borrower comparing the financial
             statements referred to above with the most recent budget for the period covered thereby furnished to Varde in accordance with
             Section 6.1(d) of the Credit Agreement.

                      (iii) In reasonable detail, management's discussion and
             analysis of the results of operations and financial condition of Pride and its Subsidiaries as at the end of and for the fiscal period covered by the financial statements referred to above.

                              (c) Monthly Reports. Pride shall furnish to Varde as soon as available and, in any event, within 30 days after the end of each Month (or, if such 30th day is not a Business Day, the next succeeding Business Day, the internally prepared Consolidated balance sheet of Pride and its Subsidiaries as at the end of such Month and the Consolidated statements of income of Pride and its Subsidiaries for such month (all in reasonable detail), all accompanied by a certificate of Pride signed by a Financial Officer to the effect that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Persons covered thereby at the date thereof and the results of the of their operations for the periods covered thereby, subject only to normal year-end audit adjournments and the addition of footnotes.

                              (d) Other Reports. Pride shall promptly furnish to the Varde:

                              (i)   As soon as prepared and in any event at
least 30 days prior to the beginning of each fiscal year, an annual budget and operating projections for such fiscal year of Pride and its Subsidiaries, prepared in a manner consistent with the manner in which the financial projections described in Section 5.6 of the Credit Agreement were prepared.

                              (ii)  Any material updates such budget and
             projections.

                              (iii) Any management letters furnished to Pride or
             any of its Subsidiaries by the Pride's auditors.

                              (iv) All budgets, projections, statements of
             operations and other reports furnished generally to the shareholders and Pride.

                              (v) Such registration statements, proxy statements
             and reports, including Forms S-1, S-2, S-3, S-4, 10-K, 10-Q and 8-K, as may be filed by the Pride or any of its Subsidiaries with the Securities and Exchange Commission and all press releases issued by Pride or any of the guarantors under the Credit Agreement (the "Guarantor").

                              (vi) Any 90-day letter or 30-day letter from the
             federal Internal Revenue Service (or the equivalent notice received from state or other taxing authorities) asserting tax deficiencies against Pride or any of its Subsidiaries.

                              (vii) The financial statements of MGP and SGP for
             each fiscal year, such financial statements to include the balance sheet, income statement and cash flow statement for such period, and be delivered as so as available and in any event within 90 days after the end of the each fiscal year.

                              (viii) Within 120 days after the end of Pride's
             fiscal year, an annual projections model, satisfactory in both form and context to Varde, which model shall cover a minimum of three projected years.

                              (ix) As soon as available, copies of the minutes
             of all meetings of the boards of directors of each of MGP or SGP and all meetings of holders of the equity securities of the Guarantors.

                              (e)   Other Information. Such other information
concerning the business, properties or financial condition of Pride as Varde shall reasonably request.

                      2. Other Notices. Pride shall promptly notify Varde of (i) any material adverse change in the financial condition of Pride or any of the Guarantors, or their businesses, (ii) any default under any material agreement, contract, or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any Indebtedness owing by Pride or any of the Guarantors, (iii) any material adverse claim against any affecting Pride or any


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Subsidiary or any of its properties, and (iv) the commencement of, and any material determination in, any material litigation with any third party or any proceeding before any Tribunal affecting Pride or any of the Guarantors.